Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statement (Form S-8 No. 333-249425) pertaining to the 2016 Equity Incentive Plan, as amended, the 2020 Equity Incentive Plan and the 2020 Employee Share Purchase Plan of Oncorus, Inc.,
(2)
Registration Statement (Form S-8 No. 333-254097) pertaining to the 2020 Equity Incentive Plan of Oncorus, Inc., and
(3)
Registration Statement (Form S-3 No. 333-260718) of Oncorus, Inc.;

of our report dated March 9, 2022, with respect to the consolidated financial statements of Oncorus, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2021.

/s/ Ernst & Young LLP Boston, Massachusetts
March 9, 2022